Exhibit 2.2

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2008, by and among Rhapsody Acquisition Corp., a Delaware corporation (“Delcorp”), Primoris Corporation, a Nevada corporation (the “Company”), and each of the persons listed under the caption “Signing Shareholders” on the signature page thereto (the “Signing Shareholders”) is entered into this 15th day of May, 2008, by and among Delcorp, the Company and the Signing Shareholders. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the premises, representations, warranties and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

5.2 Directors and Officers of Delcorp After Merger; Voting Agreement. The Parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected for a period not exceeding the 2011 annual meeting of the Surviving Corporation to the positions of officers and directors of Delcorp, as set forth therein, to serve in such positions effective immediately after the Closing. In addition, the person listed in said Schedule 5.2 as “Observer” shall be entitled to attend all meetings of the board of directors as an observer and receive all information distributed to the directors until the shorter of (i) such time as such person shall be elected to the board of directors and (ii) the 2011 annual meeting of the Surviving Corporation. During the aforesaid period, at any annual meeting, Delcorp may designate a person acting as an Observer for election to the board of directors in place of its then designee and such designee shall be entitled to be the Observer. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Delcorp shall be made by the Person serving in the capacity of Chairman of Delcorp immediately prior to the Closing. Those Signing Shareholders and those stockholders of Delcorp stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit F on or before the Closing Date.

2.  The Voting Agreement in substantially the form attached to the Merger Agreement as Exhibit F is hereby amended and restated in its entirety in the form attached hereto as Attachment I.

3.  Except to the extent amended by this Amendment, all other terms and conditions of the Merger Agreement shall remain unmodified and shall continue in full force and effect.

4.  This Amendment shall be governed by the provisions of Article X of the Merger Agreement as if such provisions were set forth in full herein.

IN WITNESS WHEREOF, Delcorp, the Company and the Signing Shareholders have caused this Amendment to be executed as of the date first written above.

RHAPSODY ACQUISITION CORP.

By:/s/ Eric Rosenfeld
Eric Rosenfeld, Chairman, CEO and President

PRIMORIS CORPORATION

By: /s/ Brian Pratt
Brian Pratt, Chief Executive Officer

SIGNING SHAREHOLDERS:

/s/ Brian Pratt
Brian Pratt

Pratt Family Trust

By: /s/ Arline Pratt
Arline Pratt, Trustee

Pratt Family Bypass Trust

By:/s/ Arline Pratt
Arline Pratt, Trustee

/s/ John P. Schauerman
John P. Schauerman

Summers Trust

By:/s/ Scott E. Summers
Scott E. Summers, Trustee

/s/ Timothy R. Healy
Timothy R. Healy

 EXHIBIT F

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this [Closing Date] (“Agreement”), among each of the persons listed under the caption “Target Group” on Exhibit A attached hereto (the “Target Group”), each of the persons listed under the caption “Founders Group” on Exhibit A attached hereto (the “Founders Group”) and Rhapsody Acquisition Corp., a Delaware corporation (“Delcorp”). Each of the Target Group and the Founders Group is sometimes referred to herein as a “Group.” For purposes of this Agreement, each person who is a member of either the Target Group or the Founders Group is referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, as of February 19, 2008, each of Delcorp, Primoris Corporation (the “Company”), a Nevada corporation, and the Signing Shareholders have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of the Company into Delcorp (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder who is a member of the Founders Group owns beneficially and of record shares of common stock of Delcorp, par value $0.0001 per share (“Delcorp Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, at the Effective Time, all shares of Company Common Stock beneficially owned by each Stockholder who is a member of the Target Group shall be converted into the right to receive and shall be exchanged for his, her or its pro rata portion of the shares of Delcorp Common Stock to be issued to the Company’s security holders as consideration in the Merger; and

WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING OF SHARES FOR DIRECTORS

SECTION 1.01  Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the Shares of Delcorp Common Stock he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of Delcorp:1

(a)  Five (5) persons, (i) three (3) of whom shall at all times be “independent directors,” within the meaning of the NASDAQ rules, and (ii) all of whom shall be designees of the Company; with two (2) of such designees to stand for election or re-election in 2009 (“Class A Directors”), who shall initially be Brian Pratt and __________; one (1) of such designees to stand for election or re-election in 2010 (“Class B Directors”), who shall initially be _________ and who will be an “independent director,” and two (2) of such designees, to stand for election or re-election in 2011 (“Class C Directors”), who shall initially be designated prior to the Closing Date, each of whom shall be an independent director (collectively, the “Target Directors”);

(b)  Two (2) persons all of whom shall be designees of the Founders Group, which designee initially shall be __________, who shall be elected as a Class __ Director, and ________ who shall be elected as a Class __ Director, (the “Founders Directors,” and together with the Target Directors, the “Director Designees”); and

(c)  Brian Pratt is to be elected and serve as Chairman of the Board of Directors.

(d)  The Founders Group may also designate a person to serve as an observer at all meetings of the Board of Directors and committees thereof, who shall be given all documents and other information furnished to the members of the Board of Directors at the time such information is so furnished (the “Observer”). At the election of the Founders Group, the person then acting as Observer shall be designated to serve all or a part of any unexpired term of the person designated by the Founders Group to serve as a Class __ Director, in which event the person designated by the Founders Group to serve as a Class __ Director shall serve as the Observer.

 Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Delcorp’s governing documents except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of a Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

1
Parties are to designate their nominees, the number to stand for election in each class and who shall be independent directors. It is assumed there will be no annual meeting in 2008, as election of directors will be presented at the special meeting called to approve the merger.

SECTION 1.02  Vote in Favor of Stock Option Plan. During the term of this Agreement, each Stockholder agrees to vote the Shares of Delcorp Common Stock he, she or it now owns, or hereafter acquires prior to the termination of this Agreement, in favor of the adoption of the Delcorp Plan (as defined in the Merger Agreement).

SECTION 1.03  Obligations of Delcorp. Delcorp shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Delcorp Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.

SECTION 1.04  Term of Agreement. The rights and obligations of the Stockholders pursuant to this Agreement shall terminate immediately prior to the election or re-election of directors at the annual meeting of Delcorp that will be held in 2011.

SECTION 1.05  Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of Delcorp from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Delcorp and shall not apply to his or her actions, judgments or decisions as a director or officer of Delcorp if he or she is such a director or officer.

SECTION 1.06  Transfer of Shares.If a member of the Target Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement of even date herewith executed by such member, or if a member of the Founders Group desires to transfer his or its shares to a permitted transferee pursuant to the Stock Escrow Agreement dated as of October [3], 2006, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Stock Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Stock Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows:

SECTION 2.01  Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Delcorp and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b)  The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03  Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Merger, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III
GENERAL PROVISIONS

SECTION 3.01  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a)	If to Delcorp:

Rhapsody Acquisition Corp.
825 Third Avenue, 40th Floor
New York, N.Y. 10022
Attention: Eric Rosenfeld
Telecopy No.: 212-319-0760

with a mandatory copy to

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1901
Attention: David Alan Miller, Esq.
Telecopy No.: 212-818-8881

(b) If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

With a mandatory copy to

Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, CA 92626-5100
Attention: George J. Wall, Esq.
Telecopier No.: 714-546-9035

SECTION 3.02  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04  Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 3.07  Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Orange County, California.

(a)  Judicial Arbitration and Mediation Services. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) in its Orange County office.

(b)  Arbitrator. The arbitrator shall be a retired superior or appellate court judge of the State of Delaware affiliated with JAMS.

(c)  Provisional Remedies and Appeals. Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief. The award of the arbitrator shall be binding, final, and nonappealable.

(d)  Enforcement of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be binding, final, and nonappealable.

(e)  Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

(f)  Consolidation. Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

(g)  Power and Authority of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(h)  Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of California. Any action brought to enforce the provisions of this Section shall be brought in the Orange County Superior Court. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by Delaware law.

(i)  Costs. The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties. Costs shall be awarded to the prevailing party.

(j)  Attorneys’ Fees. If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party. For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.

SECTION 3.08  No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10  Merger Agreement. All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RHAPSODY ACQUISITION CORP.

By: _____________________
Name: Eric Rosenfeld
Title: President and Chief Executive Officer

STOCKHOLDERS:

The Founders Group:

____________________________
Eric Rosenfeld

The Target Group:

____________________________
Brian Pratt

____________________________
John P. Schauerman

Summers Trust

By: _________________________
Scott E. Summers, Trustee

____________________________
Timothy R. Healy

EXHIBIT A
STOCKHOLDERS

Name and Address    Number of Shares

The Founders Group:

Eric Rosenfeld

The Target Group:

Brian Pratt

John P. Schauerman

Summers Trust

Timothy R. Healy

[Insert name address and fax number for each person.]